Investor Contact:
Daniel Fidell
609-561-9000 x7027
dfidell@sjindustries.com

Media Contact:
Dominick DiRocco
609-561-9000 x4262
ddirocco@sjindustries.com
SJI Reports Fourth Quarter and 2021 Results
Earnings Conference Call Cancelled Given Agreement
to be Acquired by the Infrastructure Investments Fund

FOLSOM, NJ (February 24, 2022) - SJI (NYSE: SJI) today reported operating results for the fourth quarter and full year periods ended December 31, 2021. Highlights include:
▪2021 GAAP earnings $0.80 per diluted share compared to $1.62 per diluted share in 2020 Economic Earnings* $1.62 per diluted share compared to $1.68 per diluted share in 2020 2020 results included $0.13 per diluted share in non-recurring gains
▪Q4 2021 GAAP earnings $0.72 per diluted share compared to $0.69 per diluted share in 2020 Economic Earnings $0.58 per diluted share compared to $0.62 per diluted share in 2020
▪2021 economic earnings increased $15.0 million or 9.2%, despite ongoing challenge of pandemic, driven by increased profitability from core operating entities SJI Utilities and SJI Energy Enterprises
▪2021 highlights include continued strong customer growth and infrastructure modernization, advancement of key regulatory initiatives and clean energy investments, and significant balance sheet improvement
▪Dividend increased to indicated annual $1.24 per share, reflecting 23 consecutive years of rising dividends
▪Today announced definitive agreement under which the Infrastructure Investments Fund (IIF), an investment vehicle advised by J.P. Morgan Investment Management Inc. will purchase SJI for $36.00 per share in cash, reflecting an enterprise value of approximately $8.1 billion
"I'm pleased to report that 2021 results achieved the higher end of the expectations we outlined at our Investor Day last May, driven by solid growth across our core operating businesses," said Michael Renna, SJI President and Chief Executive Officer. “As energy markets across the U.S. and New Jersey accelerate the transition toward low carbon and renewable energy, the SJI Board determined that now is the opportune time to join forces with IIF, a trusted partner and long-term investor in utility and renewable energy companies. Together we will be well positioned to execute on our clean energy and decarbonization initiatives in support of the environmental goals of our State and region,” added Renna.

	Twelve Months Ended December 31, 2021				Twelve Months Ended December 31, 2020
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	$178.4	$1.62	$170.5	$1.55	$156.1	$1.61	$157.3	$1.62
Non-Utility	$(52.7)	$(0.49)	$44.3	$0.40	$45.9	$0.47	$45.9	$0.47
Other	$(37.1)	$(0.34)	$(36.8)	$(0.33)	$(44.7)	$(0.46)	$(40.3)	$(0.41)
Total - Continuing Ops	$88.5	$0.80	$178.0	$1.62	$157.3	$1.62	$163.0	$1.68
Average Diluted Shares		110.1		110.1		97.0		97.0
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

2021 Results
For the twelve-month period ended December 31, 2021, SJI reported consolidated GAAP earnings of $88.5 million compared to $157.3 million in the prior year period.
SJI uses the non-GAAP measure of economic earnings when discussing results. We believe this presentation provides clarity into the continuing earnings of our business. A full explanation and reconciliation of economic earnings is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures” later in this report and in our 10-K for the year ending December 31, 2021.
For the twelve-month period ended December 31, 2021, economic earnings were $178.0 million compared to $163.0 million in the prior year period.
UTILITY
SJI's utility entities include the regulated operations of South Jersey Gas (SJG) and Elizabethtown Gas (ETG). 2021 GAAP earnings were $178.4 million compared with $156.1 million in 2020. Economic earnings were $170.5 million compared with $157.3 in 2020.
South Jersey Gas
Performance. 2021 GAAP earnings were $127.6 million compared to $108.1 million in 2020. Economic earnings were $127.6 million compared to $109.3 million. Utility margin increased $38.2 million, reflecting rate relief effective October 1, 2020, customer growth and the roll-in of investments from infrastructure replacement programs. SJI defines utility margin, a non-GAAP measure, as natural gas revenues plus depreciation and amortization expenses, less natural gas costs, regulatory rider expenses and related volumetric and revenue-based energy taxes. Total expenses increased $19.9 million, primarily reflecting higher depreciation and interest expenses.
Customer Growth. SJG added approximately 6,400 new customers over the last 12 months and now serves approximately 411,000 customers. SJG’s 1.6% customer growth rate compares favorably to the peer average and remains driven by gas conversions from alternate fuels such as oil and propane, and new construction.
Infrastructure Modernization. Through infrastructure replacement programs, SJG enhances the safety and reliability of our system while earning our authorized utility return on approved investments in a timely manner. SJG's Accelerated Infrastructure Replacement Program (AIRP II) authorized investment of $302.5 million from 2016-2021 for infrastructure replacement upgrades. Our investment of approximately $69 million from July 2020 through September 2021 was rolled into rates on January 1, 2022. SJG's Storm Hardening and Reliability Program (SHARP) authorized investment of $100 million from 2018-2021 for four projects to enhance the safety, redundancy and resiliency of the distribution system along our coastal communities. Our investment of approximately $23 million from July 2020 to June 2021 was rolled into rates on October 1, 2021.
IIP Proposal. SJG has filed a request with the New Jersey Board of Public Utilities (NJBPU) for approval of an Infrastructure Investment Program (IIP) that would accelerate planned capital expenditures to enhance the delivery of safe, reliable, affordable natural gas, create jobs, and support the State’s environmental goals. Under the proposed five-year program, SJG will invest approximately $742.5 million to replace 825 miles of aging steel mains and install excess flow valves on new service lines. These enhancements ensure the continued safety and reliability of SJG's system. The procedural schedule contemplates a resolution during Q2 2022.
Energy Efficiency. Through energy efficiency programs, SJG advances New Jersey’s clean energy goals in a manner that benefits customers, the environment and the State’s green economy while recovering our investments in a timely manner. SJG's energy efficiency program, as approved by the NJBPU in April 2021, authorizes investment of $133.2 million from July 1, 2021 to June 30, 2024. Our investment of approximately $40 million from July 2021 to June 2022 commenced recovery in July 2021.

Redundancy. In August 2021, the NJBPU approved SJG's engineering and route proposal to construct system upgrades in support of a planned 2.0+ Bcf liquefied natural gas (LNG) facility. This project is critically important to ensure service is not interrupted to our customers in the event of a significant outage, either behind our city gate, or on one of the two interstate pipelines that serve the SJG system. Pre-construction engineering and permitting of the project has commenced. We also continue to explore alternatives that will allow for a secondary supply of gas needed to create reliability and resiliency for ~140,000 customers in Atlantic and Cape May counties.
Elizabethtown Gas
Performance. 2021 GAAP earnings were $50.7 million compared with $47.7 million in 2020. Economic earnings were $42.9 million compared with $47.7 million in 2020. Utility margin, as previously defined, increased $1.6 million, reflecting customer growth and the roll-in of investments from infrastructure replacement programs. Total expenses increased $6.4 million, primarily reflecting higher O&M, depreciation and interest expenses.
Customer Growth. ETG added approximately 4,000 new customers over the last 12 months and now serves approximately 305,000 customers. ETG’s 1.3% customer growth rate has increased from its historic 0.9% rate, driven by increases in gas conversions from alternate fuels such as oil and propane, and new construction.
Infrastructure Modernization. ETG's Infrastructure Investment Plan (IIP) authorizes investment of $300 million from 2019-2024 for important infrastructure upgrades including the replacement of up to 250 miles of cast iron and bare steel mains. Our investment of approximately $64 million from July 2020 to June 2021 was rolled into rates on October 1, 2021.
Energy Efficiency. ETG's energy efficiency program, as approved by the NJBPU in April 2021, authorizes investment of $74.0 million from July 1, 2021 to June 30, 2024. Our investment of approximately $21 million from July 2021 to June 2022 commenced recovery in July 2021.
Base Rate Case. In December 2021, ETG filed a petition with the NJBPU requesting an increase of $76.6 million to its base rates. An update to this petition was filed in February 2022 updating the requested base rate revenue increase to $72.9 million. The request is based on a proposed after tax return on invested capital of 7.63%, with a capital structure that includes a common equity component of 54.89% and a return on common equity of 10.75%. The request is predominantly driven by the significant capital investments that ETG has made since its last base rate proceeding that was resolved in 2019. Since that time, ETG has invested approximately $215 million of capital investments that are not currently reflected in rates, with an additional $175 million of capital investment anticipated to be invested by September 30, 2022. These capital investments have been and will continue to be made to ensure the safety, reliability and resiliency of ETG's distribution system, allow ETG to continue to provide safe, reliable and best in class customer service, and facilitate the environmental goals of NJ and SJI's commitment to ensuring that it is part of New Jersey’s clean energy future. A resolution of the case is expected later this year.
NON-UTILITY
SJI's non-utility entities include Energy Management, Energy Production and Midstream. 2021 GAAP earnings were $(52.7) million compared to $45.9 million in 2020. Economic earnings were $44.3 million compared with $45.9 million in 2020.
Energy Management
Performance. Energy Management includes Wholesale Services (Fuel Management/Marketing) and Retail Services (Account Services/Energy Consulting). 2021 GAAP earnings were $40.1 million compared to $26.9 million in 2020. Economic earnings were $36.9 million compared with $26.0 million in 2020.
▪Wholesale Services 2021 GAAP earnings were $37.3 million compared with $25.6 million in 2020. Economic earnings were $33.5 million compared with $25.1 million in 2020, primarily reflecting improved asset optimization opportunities. For comparative purposes, note that 2020 results included a one-time $2.9 million after-tax refund from a third-party supplier.
▪Retail Services 2021 GAAP earnings were $2.8 million compared with $1.2 million in 2020. Economic earnings were $3.5 million compared with $0.9 million in 2020, reflecting improved contributions from consulting activities, meter reading and appliance service contract fees.

Energy Production
Performance. Energy Production includes renewable (fuel cell/solar) and decarbonization (REV/RNG development) investments. 2021 GAAP earnings were ($7.1) million compared with $14.9 million in 2020. Economic earnings were $5.8 million compared with $15.7 million in 2020.
▪Renewables 2021 GAAP earnings were ($7.5) million compared to $14.9 million in 2020, reflecting an other-than-temporary impairment charge taken on the Company's equity investment in Energenic. Economic earnings were $5.4 million compared to $15.7 million in 2020, primarily reflecting income associated with past fuel cell and solar investments and the timing of recognition of investment tax credits (ITC) from current investments. SJI invested $46.4 million net in renewable projects in 2021, recognizing approximately $3.9 million in ITC. Development of our 5.0 MW fuel cell project in Bronx, New York continues to advance and is expected to become operational in Q2 2022.
▪Decarbonization 2021 GAAP/economic earnings were $0.4 million, reflecting contributions from SJI's 35% equity interest in REV partially offset by new business investment. RNG development activities at eight dairy farms is proceeding on track, with in-service anticipated later this year.
Midstream
Performance. Midstream includes SJI's 20% equity interest in the PennEast Pipeline. 2021 GAAP earnings were $(85.8) million compared with $4.2 million in 2020, reflecting an impairment charge of $87.4 million recorded during the quarterly period ended June 30, 2021. Economic earnings were $1.6 million compared to $4.2 million, reflecting allowance for funds used during construction (AFUDC) related to the project. As previously communicated, following extensive evaluation and discussion, the PennEast partners determined that further development of the project is no longer supported.
OTHER
Performance. Other includes interest on debt, including debt associated with past acquisitions. 2021 GAAP earnings were $(37.1) million compared to $(44.7) million in 2020. Economic earnings were $(36.8) million compared to $(40.3) million in 2020, reflecting lower outstanding debt partially offset by higher interest and bank fees.
Fourth Quarter 2021 Results

	Three Months Ended December 31, 2021				Three Months Ended December 31, 2020
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	$62.8	$0.55	$62.8	$0.55	$63.8	$0.63	$63.8	$0.63
Non-Utility	$28.4	$0.25	$12.1	$0.11	$18.7	$0.19	$12.9	$0.13
Other	$(9.1)	$(0.08)	$(9.0)	$(0.08)	$(13.4)	$(0.13)	$(13.8)	$(0.14)
Total - Continuing Ops	$82.2	$0.72	$66.0	$0.58	$69.1	$0.69	$63.0	$0.62
Average Diluted Shares		113.6		113.6		100.8		100.8
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

For the three month period ended December 31, 2021, SJI reported consolidated GAAP earnings of $82.2 million compared to $69.1 million in the prior year period.
Economic earnings were $66.0 million compared to $63.0 million in the prior year period.

UTILITY
Fourth quarter 2021 GAAP/economic earnings were $62.8 million compared with $63.8 million in 2020.
▪SJG. Fourth Quarter GAAP/economic earnings were $45.4 million compared with $43.4 million in 2020. Utility margin increased $4.5 million, primarily reflecting customer growth and the roll-in of investments from infrastructure replacement programs. Total expenses increased $2.5 million, primarily reflecting higher depreciation and interest expenses.
▪ETG. Fourth Quarter GAAP/economic earnings were $17.4 million compared with $20.4 million in 2020. Utility margin decreased $2.6 million, primarily reflecting timing associated with customer growth and the roll-in of investments from infrastructure replacement programs. Total expenses increased $0.4 million, primarily reflecting higher depreciation and interest expenses.
NON-UTILITY
Fourth quarter 2021 GAAP earnings were $28.4 million compared with $18.7 million in 2020. Economic earnings were $12.1 million compared with $12.9 million in 2020.
▪Energy Management. Fourth quarter 2021 GAAP earnings were $40.5 million compared with $13.2 million in 2020. Economic earnings were $11.5 million compared with $7.2 million in 2020.
◦Wholesale Services GAAP earnings were $39.7 million compared with $12.9 million in 2020. Economic earnings were $10.2 million compared with $6.8 million in 2020, primarily reflecting improved asset optimization opportunities.
◦Retail Services GAAP earnings were $0.7 million compared with $0.2 million in 2020. Economic earnings were $1.4 million compared with $0.3 million in 2020, primarily reflecting improved contributions from consulting activities.
▪Energy Production. Fourth quarter 2021 GAAP earnings were $(11.7) million compared with $4.6 million in 2020. Economic earnings were $0.9 million compared with $4.8 million in 2020.
◦Renewables GAAP earnings were ($11.2) million compared with $4.6 million in 2020, reflecting an other-than-temporary impairment charge taken on the Company's equity investment in Energenic. Economic earnings were $1.4 million compared with $4.8 million in 2020, reflecting income associated with past fuel cell and solar investments and the timing of recognition of ITC's from current investments.
◦Decarbonization GAAP/economic earnings were $(0.5) million, reflecting contributions from SJI's 35% equity interest in REV offset by initial operating costs and new business investments.
▪Midstream. Fourth quarter 2021 GAAP/economic earnings were $(0.3) million compared with $0.9 million in 2020, reflecting the absence of AFUDC related to the project.
OTHER
Fourth quarter 2021 GAAP earnings were $(9.1) million compared with $(13.4) million in 2020. Economic earnings were $(9.0) million compared with $(13.8) million in 2020, reflecting lower outstanding debt partially offset by higher interest and bank fees.

Capital Expenditures and Cash Flow
For the twelve months ended December 31, 2021:
▪Net cash provided by operating activities was $273.1 million compared with $311.6 million in the prior year period, primarily reflecting rate relief at SJG, improved wholesale marketing results and customer growth offset by increased utility remediation costs and a third-party gas supplier refund in 2020.
▪Net cash used in investing activities was $645.5 million compared with $507.8 million in the prior year period, primarily reflecting $532.0 million in capital expenditures and $58.4 million in REV, fuel cell and solar investments.
▪Net cash provided by financing activities was $360.0 million compared with $209.6 million in the prior year period, primarily reflecting debt and equity issuances partially offset by debt repayment and refinancing.
Balance Sheet
▪Equity-to-total capitalization was 35.8% at December 31, 2021 compared with 32.2% at December 31, 2020, largely reflecting equity financing and repayment of debt.
▪Assuming conversion of mandatory convertible equity units and equity credit from rating agencies for long-duration debt, SJI's adjusted equity-to-total capitalization, a non-GAAP measure, was 43.6% at December 31, 2021 compared with 39.6% at December 31, 2020.
▪At December 31, 2021, SJI had total credit facilities of $1.0 billion, with $653.3 million of available liquidity.
Acquisition
In a separate press release issued today, SJI announced that it has entered into a definitive agreement to be acquired by the Infrastructure Investments Fund, an investment vehicle advised by J.P. Morgan Investment Management Inc. (IIF). The per share purchase price of $36.00 represents a 46.3% premium to SJI’s 30-day volume weighted average price (VWAP) as of February 23, 2022, the last trading day prior to the announcement of the agreement. The transaction was unanimously approved by SJI’s Board of Directors and is expected to close in the fourth quarter of 2022, subject to the approval of SJI’s shareholders, the receipt of regulatory approvals, including by the New Jersey Board of Public Utilities, and other customary closing conditions. Dividends payable to SJI shareholders are expected to continue in the ordinary course until the closing, subject to approval by SJI’s Board of Directors. Upon completion of the transaction, SJI’s shares will no longer trade on the New York Stock Exchange, and SJI will become a private company.

Conference Call Cancelled
In light of the announced transaction with IIF, SJI’s previously planned conference call and webcast set for Thursday, February 24 at 11:00am ET to discuss 2021 financial results is cancelled. SJI will not be providing financial guidance for full year 2022 as a result of the pending transaction.

About SJI
SJI (NYSE: SJI), an energy infrastructure holding company based in Folsom, NJ, delivers energy services to customers through two primary subsidiaries: SJI Utilities (SJIU) and SJI Energy Enterprises (SJIEE). SJIU houses the company’s regulated natural gas utility operations, delivering safe, reliable and affordable natural gas to more than 700,000 residential, commercial and industrial customers across New Jersey via its South Jersey Gas and Elizabethtown Gas subsidiaries. SJIEE houses the company’s non-utility operations primarily focused on clean energy development and decarbonization via renewable energy production and energy management activities. Visit sjindustries.com for more information about SJI and its subsidiaries.
Forward-Looking Statements and Risk Factors
This news release, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding guidance, industry prospects, future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, should be considered forward-looking statements made in good faith by SJI, as applicable, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this release, or any other documents, words such as “anticipate,” “believe,” "estimate," “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy,” "target," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” on Form 10-K for the year ended December 31, 2021 and in any other SEC filings made by SJI or SJG during 2020 and 2021 and prior to the filing of this earnings release.
Explanation of Non-GAAP Financial Measures
Management uses the non-GAAP financial measures of Economic Earnings and Economic Earnings Per Share when evaluating its results of operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of financial performance. We define Economic Earnings as: Income from Continuing Operations, (i) less the change in unrealized gains and plus the change in unrealized losses on non-utility derivative transactions; (ii) less income and plus losses attributable to noncontrolling interests; and (iii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's and SJG's operations could be difficult or potentially confusing. With respect to part (iii) of the definition of Economic Earnings, items excluded from Economic Earnings for 2021, 2020 and 2019 are described in (A)-(G) in the table below. Economic Earnings is a significant financial measure used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of the items described above. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	2021	2020	2019
Income from Continuing Operations	$88,514	$157,297	$77,189
Minus/Plus:
Unrealized Mark-to-Market (Gains) Losses on Derivatives	(5,567)	(5,145)	14,546
(Income) Loss Attributable to Noncontrolling Interests	(653)	42	—
Impairment of Equity Method Investments (A)	102,872	—	—
Loss on Property, Plant and Equipment (B)	—	—	10,745
Net Losses from a Legal Proceeding in a Pricing Dispute (C)	—	—	2,336
Acquisition/Sale Net Costs (D)	1,438	2,174	3,468
Other Costs (E)	(7,855)	1,983	4,179
Income Taxes (F)	(14,897)	527	(9,423)
Additional Tax Adjustments (G)	14,176	6,081	—
Economic Earnings	$178,028	$162,959	$103,040

Earnings per Share from Continuing Operations	$0.80	$1.62	$0.84
Minus/Plus:
Unrealized Mark-to-Market (Gains) Losses on Derivatives	(0.05)	(0.05)	0.16
Impairment of Equity Method Investments (A)	0.93	—	—
Loss on Property, Plant and Equipment (B)	—	—	0.12
Net Losses from a Legal Proceeding in a Pricing Dispute (C)	—	—	0.02
Acquisition/Sale Net Costs (D)	0.01	0.02	0.04
Other Costs (E)	(0.07)	0.02	0.04
Income Taxes (F)	(0.13)	0.01	(0.10)
Additional Tax Adjustments (G)	0.13	0.06	—
Economic Earnings per Share	$1.62	$1.68	$1.12
(A) Represents other-than-temporary impairment charges on the Company’s equity method investments in PennEast and Energenic, as well as an other-than-temporary impairment charge recognized by Marina related to the realizability of the outstanding notes receivable, including accrued interest, related to Energenic.
(B) Represents impairment charges taken in 2019 on solar generating facilities along with the agreement to sell MTF and ACB, which were both driven by the expected purchase prices being less than the carrying value of the assets.
(C) Represents net losses, including interest, legal fees and the realized difference in the market value of the commodity (including financial hedges), resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014.
(D) Represents the following:
•Costs incurred in 2021 to finalize the transactions related to acquiring Bronx Midco and solar projects
•The final working capital payment on the sale of ELK, which was finalized during the first quarter of 2021
•Costs incurred in 2020 to acquire EnerConnex, Annadale, and four solar LLCs
•Gain recorded in 2020 on the step-acquisition of EnerConnex
•Costs incurred and gains/losses recognized in 2020 on the sales of MTF/ACB and ELK
•Costs incurred and gains recognized in 2020 and 2019 on the sale of certain solar assets. The gains pertain to those projects that were not impaired in previous periods.

(E) For 2021, includes a gain recognized by ETG from a UTUA settlement agreement. For 2021, 2020 and 2019, represents severance and other employee separation costs, along with costs incurred to cease operations at landfill gas-to-energy production facilities, including ACLE in 2021.
(F) The income taxes on (A) through (E) above are determined using a combined average statutory tax rate applicable to each period presented.
(G) Represents additional tax adjustments, primarily including
•In 2021, a federal deferred tax asset valuation allowance at SJI related to the impairment charge described in (A)
•In 2020, a state deferred tax valuation allowance at SJI
•In 2020, a one-time tax expense resulting from SJG's stipulation of settlement with the BPU.

Summary of Utility Margin
The following tables summarize Utility Margin for SJG and ETG (in thousands):

SJG:

	2021	2020	2019
Utility Margin:
Residential	$251,758	$217,399	$213,787
Commercial and Industrial	103,740	88,684	90,489
Cogeneration and Electric Generation	4,840	4,788	4,896
Interruptible	119	58	88
Off-system Sales & Capacity Release	2,964	1,781	3,333
Other Revenues	1,947	1,385	1,646
Margin Before Weather Normalization & Decoupling	365,368	314,095	314,239
CIP mechanism	14,982	27,965	(844)
EET mechanism	5,954	5,999	4,489
Utility Margin (C)	$386,304	$348,059	$317,884

ETG:

	2021	2020	2019
Utility Margin:
Residential	144,688	$139,230	$110,519
Commercial & Industrial	88,912	86,851	63,605
Regulatory Rider Mechanisms	(19,650)	(13,690)	1,746
Utility Margin**	$213,950	$212,391	$175,870

*Represents pass-through expenses for which there is a corresponding credit in operating revenues.  Therefore, such recoveries have no impact on financial results.

**Utility Margin is a non-GAAP financial measure and is further defined on page 2 under SJG performance. The definition of Utility Margin is the same for SJG and ETG gas utility operations.

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except for Per Share Data)

	Year Ended December 31,
	2021	2020	2019
Operating Revenues:
Utility	$958,383	$918,428	$896,874
Nonutility	1,033,613	622,955	731,752
Total Operating Revenues	1,991,996	1,541,383	1,628,626
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	296,356	297,094	351,284
- Nonutility	948,167	561,841	680,683
Operations and Maintenance	265,140	272,171	276,093
Impairment Charges	—	—	10,745
Depreciation	131,778	118,715	99,753
Energy and Other Taxes	1,435	11,918	11,996
Net Gain on Sales of Assets	—	(2,578)	(3,133)
Total Operating Expenses	1,642,876	1,259,161	1,427,421
Operating Income	349,120	282,222	201,205
Other Income and Expense	4,592	7,979	4,208
Interest Charges	(127,130)	(118,534)	(114,477)
Income Before Income Taxes	226,582	171,667	90,936
Income Taxes	(47,107)	(22,664)	(21,061)
Equity in (Losses) Earnings of Affiliated Companies	(90,961)	8,294	7,314
Income from Continuing Operations	88,514	157,297	77,189
Income (Loss) from Discontinued Operations - (Net of taxes)	51	(255)	(272)
Net Income	88,565	157,042	76,917
Subtract/Add: Income (Loss) Attributable to Noncontrolling Interests	474	(42)	—
Net Income Attributable to South Jersey Industries, Inc.	$88,091	$157,084	$76,917
Basic Earnings per Common Share:
Continuing Operations	$0.81	$1.62	$0.84
Discontinued Operations	—	—	—
Net Income	0.81	1.62	0.84
Subtract/Add: Income (Loss) Attributable to Noncontrolling Interests	—	—	—
Net Income Attributable to South Jersey Industries, Inc.	$0.81	$1.62	$0.84

Average Shares of Common Stock Outstanding - Basic	109,269	96,854	92,130

Diluted Earnings per Common Share:
Continuing Operations	$0.80	$1.62	$0.84
Discontinued Operations	—	—	—
Net Income	0.80	1.62	0.84
Subtract/Add: Income (Loss) Attributable to Noncontrolling Interests	—	—	—
Net Income Attributable to South Jersey Industries, Inc.	$0.80	$1.62	$0.84

Average Shares of Common Stock Outstanding - Diluted	110,120	96,995	92,253

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2021	2020	2019
Cash Flows from Operating Activities:
Net Income	$88,565	$157,042	$76,917
(Income) Loss from Discontinued Operations - Net of taxes	(51)	255	272
Income from Continuing Operations	88,514	157,297	77,189
Adjustments to Reconcile Income from Continuing Operations to Net Cash Provided by Operating Activities:
Net Gain on Sales of Assets	—	(2,578)	(3,133)
Step Acquisition Gain	—	(1,971)	0
Payment of Swap Termination	—	(8,173)	—
Gain on Insurance Proceeds	—	—	(794)
Impairment Charges	—	—	10,745
Impairment on Investments in Equity Method Investees	102,872	—	—
Gain from Tax Settlement	(10,960)	—	—
Depreciation and Amortization	211,652	170,647	133,385
Net Unrealized (Gain) Loss on Derivatives - Energy Related	(5,567)	(385)	11,748
Unrealized (Gain) Loss on Derivatives - Other	—	(4,760)	2,798
Provision for Uncollectibles	10,159	9,558	10,432
CIP Receivable/Payable	3,237	(27,807)	922
Deferred Gas Costs and Energy Related Derivatives - Net of Recoveries	(29,000)	44,450	16,654
Stock-Based Compensation Expense	5,966	5,797	5,209
Deferred and Noncurrent Income Taxes - Net	47,342	21,841	21,543
Environmental Remediation Costs - Net of Recoveries	(34,057)	(19,325)	(49,180)
Gas Plant Cost of Removal	(13,847)	(16,777)	(18,823)
Dividends Received from Equity Method Investments	2,849	1,714	1,770
Income from Equity Method Investments	(5,467)	(8,294)	(7,314)
Societal Benefit Costs Regulatory Asset and Liabilities	(21,915)	(23,068)	(24,503)
Excess Deferred Income Tax	(21,901)	(14,668)	(8,505)
Changes in:
Accounts Receivable	(85,911)	(48,576)	92,614
Accounts Payable and Other Accrued Liabilities	80,715	49,981	(137,717)
Other Assets and Liabilities	(51,570)	26,733	(13,988)
Cash Flows from Discontinued Operations	2	3	—
Net Cash Provided by Operating Activities	273,113	311,639	121,052

Cash Flows from Investing Activities:
Capital Expenditures	(532,026)	(486,451)	(504,212)
Acquisition-related Working Capital Settlement	(267)	—	15,600
Cash Paid for Acquisitions, Net of Cash Acquired	—	(21,613)	(3,952)
Proceeds from Business Dispositions and Sale of Property, Plant and Equipment	—	119,948	26,938
Investment in Contract Receivables	(22,215)	(24,449)	(15,718)
Proceeds from Contract Receivables	13,969	12,904	10,301
Proceeds from Company-Owned Life Insurance	—	—	1,694
Investment in Subsidiary, Net of Cash Acquired	(44,356)	(79,181)	—
Investment in Affiliates	(14,039)	(12,139)	(4,866)

Net Advances on Notes Receivable - Affiliates	(46,563)	(19,301)	(3,433)
Net Repayment of Notes Receivable - Affiliates	—	2,531	—
Net Cash Used in Investing Activities	(645,497)	(507,751)	(477,648)

Cash Flows from Financing Activities:
Net (Repayments of) Borrowings from Short-Term Credit Facilities	(262,400)	(252,300)	578,200
Proceeds from Issuance of Long-Term Debt	460,000	1,050,000	429,657
Payments for Issuance of Long-Term Debt	(17,632)	(8,191)	(2,744)
Principal Repayments of Long-Term Debt	(117,909)	(667,909)	(733,909)
Dividends on Common Stock	(133,336)	(114,643)	(106,938)
Proceeds from Sale of Common Stock	429,772	200,000	189,032
Payments for the Issuance of Common Stock	(2,322)	(2,409)	—
Capital Contributions of Noncontrolling Interests in Subsidiary	3,820	6,037	—
Other	—	(1,023)	—
Net Cash Provided by Financing Activities	359,993	209,562	353,298

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(12,391)	13,450	(3,298)
Cash, Cash Equivalents and Restricted Cash at Beginning of Year	41,831	28,381	31,679

Cash, Cash Equivalents and Restricted Cash at End of Year	$29,440	$41,831	$28,381

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the year for:
Interest (Net of Amounts Capitalized)	$122,070	$108,901	$114,015
Income Taxes (Net of Refunds)	$(301)	$(4,336)	$(10,639)

Supplemental Disclosures of Non-Cash Investing Activities
Capital Expenditures acquired on account but unpaid as of year-end	$36,389	$37,616	$54,321

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	2021	2020
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$5,682,805	$5,265,661
Accumulated Depreciation	(975,619)	(914,122)
Nonutility Property and Equipment, at cost	240,503	147,764
Accumulated Depreciation	(35,367)	(35,069)

Property, Plant and Equipment - Net	4,912,322	4,464,234

Investments:
Available-for-Sale Securities	37	32
Restricted	686	7,786
Investment in Affiliates	38,509	106,230

Total Investments	39,232	114,048

Current Assets:
Cash and Cash Equivalents	28,754	34,045
Accounts Receivable	343,835	278,723
Unbilled Revenues	87,357	85,423
Provision for Uncollectibles	(41,763)	(30,582)
Notes Receivable - Affiliate	5,695	2,847
Natural Gas in Storage, average cost	59,744	39,440
Materials and Supplies, average cost	1,053	2,561
Prepaid Taxes	33,977	23,851
Derivatives - Energy Related Assets	95,041	41,439
Other Prepayments and Current Assets	25,269	29,081

Total Current Assets	638,962	506,828

Regulatory and Other Noncurrent Assets:
Regulatory Assets	672,416	673,992
Derivatives - Energy Related Assets	22,488	6,935
Notes Receivable - Affiliate	64,254	31,073
Contract Receivables	45,339	41,428
Goodwill	706,960	706,960
Other	206,699	143,650

Total Regulatory and Other Noncurrent Assets	1,718,156	1,604,038

Total Assets	$7,308,672	$6,689,148

	2021	2020
Capitalization and Liabilities
Equity:
Common Stock	$146,675	$125,740
Premium on Common Stock	1,559,060	1,218,000
Treasury Stock (at par)	(287)	(321)
Accumulated Other Comprehensive Loss	(26,729)	(38,216)
Retained Earnings	310,433	355,678
Total South Jersey Industries, Inc. Equity	1,989,152	1,660,881
Noncontrolling Interests	10,289	5,995
Total Equity	1,999,441	1,666,876

Long-Term Debt	3,189,009	2,776,400

Total Capitalization	5,188,450	4,443,276

Current Liabilities:
Notes Payable	334,000	596,400
Current Portion of Long-Term Debt	66,076	142,801
Accounts Payable	330,164	256,589
Customer Deposits and Credit Balances	40,355	35,899
Environmental Remediation Costs	40,905	45,265
Taxes Accrued	4,937	6,025
Derivatives - Energy Related Liabilities	60,002	27,006
Derivatives - Other Current	568	659
Deferred Contract Revenues	753	479
Interest Accrued	23,611	21,140
Other Current Liabilities	54,311	31,369

Total Current Liabilities	955,682	1,163,632

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes	198,901	149,534
Environmental Remediation Costs	125,176	148,310
Asset Retirement Obligations	229,030	202,092
Derivatives - Energy Related Liabilities	16,079	4,947
Derivatives - Other Noncurrent	7,432	9,279
Regulatory Liabilities	398,951	420,577
Other	188,971	147,501

Total Deferred Credits and Other Noncurrent Liabilities	1,164,540	1,082,240

Commitments and Contingencies (Note 15)

Total Capitalization and Liabilities	$7,308,672	$6,689,148